Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-218276), Forms S-3 (File Nos. 333-258094, 333-224686 and 333-206353) and Forms S-8 (File Nos. 333-285646, 333-257742, 333-249362, 333-228912, 333-216201, 333-206360 and 333-276142) of Future FinTech Group Inc. (the “Company”) of our report dated April 15, 2025, relating to the Company’s consolidated financial statements which appear in this Annual Report on Form 10-K of the Company for the years ended December 31, 2024 and 2023.

/s/ Fortune CPA Inc.
Fortune CPA Inc.
April 15, 2025